CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) IS OF THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. OMISSIONS ARE DESIGNATED WITH [**].

Exhibit 10.1

GLOBAL LONG-TERM AGREEMENT
This Global Long Term Agreement (“Agreement”) is effective as of June 01, 2022 (“Effective Date”) and is entered between Titan International Inc. a/an Illinois corporation, with its principal place of business at 2345 E MARKET ST, DES MOINES, Iowa 50317-7528 (“Supplier” or “Titan”), and Deere & Company, a Delaware corporation, having its principal place of business at One John Deere Place, Moline Illinois 61265 (“Deere”).
Any Deere affiliate and/or subsidiary, and/or any Supplier affiliate and/or its subsidiary, may enter into this Agreement by issuing a Regional Agreement and purchase order for the Parts listed in the corresponding Appendix.
A.    Business of Deere & Company. Deere & Company and its affiliated corporate entities own and operate various facilities throughout North America and the world for the manufacture and sale of machinery and equipment used in agriculture, construction, and commercial and residential lawn and garden care.
B.    Business of Supplier. Supplier owns and operates design and manufacturing facilities for tire products and mobility solutions.
C.    Objectives. Deere and Supplier intend the business understandings set forth in this Agreement to have certain global application(s). To accomplish this, the parties agree that this Agreement is and shall be a Master agreement to which shall be attached Regional Agreements by their respective subsidiaries and affiliates setting forth the adoption and ratification of the terms of this Agreement, except as otherwise indicated in any such Regional Agreement.
The parties agree as follows:
1.DEFINITIONS. In this Agreement, the following terms have the meanings set forth below:
“Deere’s Background Intellectual Property Rights” means all Intellectual Property Rights owned by or licensed to Deere, except for any Deere’s Foreground Intellectual Property Rights.
“Deere’s Foreground Intellectual Property Rights” means any and all of the Intellectual Property Rights developed by Deere with respect to, or for incorporation into, the Parts.
“Deere’s Intellectual Property” means all Deere’s Background Intellectual Property Rights and all Deere’s Foreground Intellectual Property Rights.
“Confidential Information” of a Party means all information about such Party’s business affairs, goods and services (including any forecasts), confidential information and materials comprising or relating to Intellectual Property Rights, Trade Secrets, third-party confidential information and other sensitive or proprietary information. Such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” constitutes “Confidential Information” hereunder. Confidential Information does not include information that, at the time of disclosure and as established by documentary evidence:
(i)    is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Agreement by the Party receiving such information or any of its representatives;
(ii)    is or becomes available to the receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;
(iii)    was known by or in the possession of the receiving Party or its representatives prior to being disclosed by or on behalf of the disclosing Party;
(iv)    was or is independently developed by the receiving Party without reference to or use of, in whole or in part, any of the disclosing Party’s Confidential Information; or
(v)    is required to be disclosed pursuant to applicable Law.
“Dispute” is defined in Section 17.
“Equipment” means, collectively, “equipment” that is used in the manufacture, production or assembly of Parts by Supplier, and all machinery, equipment, Tooling, furnishings and fixtures now owned or hereafter acquired by Supplier, of any kind, nature or description, as well as all (a) additions to, substitutions for, replacements of and accessions to any of the foregoing items, (b) attachments, components, parts (including spare parts) and accessories installed thereon or affixed thereto, and (c) Intellectual Property Rights in connection with the foregoing.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, [application programming interfaces, architecture, files, records, schematics,] data, data files, and databases and other specifications and documentation; (e) the Specifications; (f) Trade Secrets; and (h) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

“Inventory Bank” means an adequate quantity of safety stock of finished Parts and raw materials, at the most-current design level, based on Deere’s projected requirements of the Parts for the period designated by Deere as provided herein.
“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, governmental order or other requirement or rule of law of any Governmental Authority.
“Part(s)” means the items listed in the Appendices and Exhibits attached hereto and incorporated herein by reference, or indicated in purchase orders, releases or production schedules for use by Deere and its Deere Affiliates. A Part may be added to or deleted from this Agreement at any time by Deere’s issuing or canceling of purchase orders listing that Part or Part model.
“Party” means Deere or Supplier and “Parties” means Deere or Supplier.
“Patents” means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).
“On-Time Delivery is defined in Section 8.1.
“Regional Agreement” means a document executed by Deere and Supplier, or their respective subsidiaries or affiliates, that sets forth specific terms of agreement between the entities as necessary to allow for the accomplishment of regional business objectives and otherwise adopts and ratifies the terms of this Agreement as made applicable to such entities for specific geographic regions.
“Supplier’s Background Intellectual Property Rights” means all Intellectual Property Rights owned by or licensed to Supplier, except for any Supplier’s Foreground Intellectual Property Rights.
“Supplier’s Foreground Intellectual Property Rights” means any and all of the Intellectual Property Rights developed by Supplier with respect to, or for incorporation into, the Parts, including in connection with Supplier’s design, manufacture or supply of the Parts.
“Supplier’s Intellectual Property” means all Supplier’s Background Intellectual Property Rights and all Supplier’s Foreground Intellectual Property Rights.
“Specifications” means the specifications for the Parts attached to the Regional Agreements.
“Tooling” means, collectively, all tooling, dies, test and assembly fixtures, gauges, jigs, patterns, casting patterns, cavities, molds, and documentation (including engineering specifications and test reports) used by Supplier in connection with its manufacture and sale of the Parts, together with any accessions, attachments, parts, accessories, substitutions, replacements and appurtenances thereto.
“Trademarks” means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, symbols, trade dress, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.
“Trade Secrets” means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures and other confidential and proprietary information and all rights therein.
2.TERM AND TERMINATION
This Agreement shall be effective immediately as of the Effective Date and shall remain in force until April 30, 2025, unless all Regional Agreements are earlier terminated as set forth in each Regional Agreement. Each respective Regional Agreement will specify the term applicable to that particular Regional Agreement. This Agreement shall supersede all previous agreements concerning the subject matter herein. This Agreement will not automatically be renewed, but may be renewed by mutual written agreement by the parties.
3.GENERAL BUSINESS ISSUES
3.1Purchase Order. Deere’s standard terms and conditions (“STC”) shall be attached to each Regional Agreement and made part of this Agreement. Said STC are referenced on the Deere Purchase Order. Deere may use electronic order communications and its STC are found on the John Deere Supply Management website. The STC shall apply to Supplier’s sale of any Parts pursuant to this Agreement except where the applicable subject matter is otherwise addressed in this Agreement or the applicable Regional Agreement. If the STC conflict with the terms of this Agreement or any Regional Agreement, the terms of this Agreement and the Regional Agreement shall prevail. For the avoidance of doubt, Parts sold pursuant to this Agreement shall be deemed “Goods” (and not “Services”) for purposes of the STC.
3.2Agreement to Sell. Pursuant to the terms and conditions of this Agreement, Supplier agrees to sell to Deere and the Deere Affiliates the Parts set forth in Regional Agreements, which are attached and made part of this Agreement. Unless otherwise stated, the term Parts refers to the listed items in the Regional Agreement exhibits, as well as the service Parts for such items and new parts. These Parts may be modified by mutual written agreement of the Parties.
3.3No Exclusivity. This Agreement is not a requirements contract and is not an exclusive agreement for the sale or purchase of Supplier’s Parts. Deere reserves the right to source Parts and/or related components from sources other than Supplier.
3.4Access to Facilities. Supplier agrees to provide Deere reasonable access to its facilities for observation of quality, manufacturing processes and assessment of processes related to the production of the Parts.
3.5No Press Release. It is agreed that no press release, public announcements, confirmation or other information regarding supply orders for the Parts under this Agreement, or the fact that negotiations for new parts or increased quantities for existing orders are occurring, will be made by Supplier without the prior written approval of Deere or by Deere without the prior written approval of Supplier.
3.6Use of EDI. Supplier agrees to use Electronic Data Interchange (EDI) to process and document transactions as required by Deere for logistic, production, and service of Deere’s Parts requirements. Each party may electronically transmit to or receive from the other party any of the transaction sets (collectively “Documents”). Each party shall exercise commercially reasonable efforts to ensure Documents transmitted are timely, accurate, complete and secure. Any transmission of data which is not a Document shall have no force or effect between the parties. There are no limits on the frequency of transmissions, or the amount of data each party can transmit, to the other party. As used herein, “EDI Message(s)” means a set of segments, structured using an agreed standard, prepared in a computer readable format and capable of being automatically and unambiguously processed. The parties EDI systems shall be available 24 hours per day and 7 days per week. Each party, at its own expense, shall provide and maintain the equipment, software, testing and other services necessary to effectively and reliably transmit, receive, read, record and store EDI Messages and transmission data. Supplier is solely responsible for and shall pay any and all costs and expenses associated with, implementing, operating, securing and/or maintaining its EDI systems or in otherwise complying with any and all of the terms and conditions of this Agreement. When pricing is sent on delivery schedule data via electronic format(s), the price is for information only and may not be the contract price for all delivery due dates.
3.7Forecasts and Firm Orders. Supplier and Deere agree that volumes are based on past usage and projected market forecasts. No minimum quantities of annual production of Parts are implied herein, and no penalties shall be imposed on Deere for volumes of Parts actually ordered by Deere below those quantities forecasted. Purchases under this Agreement are to be made only against specific written or electronic purchase orders submitted by Deere to Supplier during the term of this Agreement. Forecasted orders are not firm, are to be used for planning purposes only and do not constitute a contractual obligation on the part of Deere unless the parties have agreed otherwise in writing.
3.8Service Part Fill-In Orders. Significant forecast change, delivery delays or other related circumstances may cause centralized Deere service part inventory to be unexpectedly reduced or exhausted. In response to these inventory and demand situations, Deere may request a special fill-in order (shipment within [**]) or an immediate shipment of a service part or parts referred to as a fast loading and shipping/handling order (F.L.A.S.H.) to satisfy critical machine down dealer orders within [**]. Supplier agrees to exercise all reasonable efforts to fill both of these order types as requested or to provide shipping information if not available for any F.L.A.S.H. orders.
3.9Changes. Supplier agrees to obtain Deere’s prior written approval before implementing any change in manufacturing method, supplier base, factory location or Part specification ninety (90) days prior to any change. Any change in manufacturing location will require a new Product Part Approval Process (PPAP) for the Parts. Supplier agrees to cover all costs associated with the relocation and re-qualification process.
3.10Parts Design Changes. Deere and the Supplier will make reasonable efforts to effectively control the impact of design changes on service parts inventories to minimize obsolete inventory. Supplier will cooperate by agreeing to accept order cancellations without penalty whenever possible, authorizing appropriate special returns of stock if consumable, scrapping material in process with Deere participation, and phasing in non-essential design changes based upon service part inventory levels.

3.11Program Schedules and Target Costs. The parties must maintain new program schedules and target costs. New business schedules may be added to this Agreement by mutual written consent of the Parties. If Supplier fails to perform to the agreed schedules, target costs, quality and/or delivery, Deere may, at its discretion, remove the affected Parts from within the scope of this Agreement or dual source components Parts and production, provided Deere did not contribute to or cause the failure. If Deere decides to remove Parts from the scope of this Agreement due to Supplier’s failure to perform to the agreed schedules and target costs, quality and/or delivery, Supplier and Deere shall negotiate settlement for such failure.
4.ACHIEVING EXCELLENCE
Supplier will strive to meet or exceed all Deere “Achieving Excellence” (“AE”) requirements to reach and maintain “Partner” status, including, but not limited to, mid-year and year-end AE review meetings between Deere and Supplier. The AE criteria may be found under the John Deere Achieving Excellence web page, which is updated annually.
5.COMPETITIVE CLAUSE
As set forth in this Agreement, the parties recognize that continuing to be competitive in delivery, reliability and quality is essential for this long-term association to exist. If Deere reasonably demonstrates to Supplier that a particular Part number or Part product family is not a competitive value in delivery, reliability and quality with other equivalent parts of equivalent value, usage or availability in the world, then Supplier agrees to provide an action plan and timetable within [**] of such demonstration to cure the deficiency. If the plan fails to cure the deficiency within the agreed upon timetable, then Deere may consider the non-competitive Part number or family in default of this Agreement and serve notice to terminate the obligations of the parties under this Agreement with respect thereto, effective upon the date specified by Deere in such notice. Deere agrees that prior to exercising this option, it will consider, in good faith, any proposal by Supplier to correct the deficiency.
6.PAYMENT
For any goods and/or services procured pursuant to this Agreement, Supplier shall invoice the unit receiving the goods and/or services in accordance with the Regional Agreement. The billing process may involve multiple units in multiple countries. Supplier shall invoice Deere for the prices, charges and reimbursable items payable to Supplier, with such supporting documentation as Deere reasonably requests. If the invoice is valid and undisputed, Deere shall pay the invoiced amount [**] from Deere’s receipt of the invoice or receipt of Parts, whichever is later. Receipt and payment shall not constitute acceptance. In the case of disputed invoices, Deere shall pay the amount not in dispute pursuant to the terms provided above. Deere shall not be obligated to pay the amount in dispute until the dispute is resolved. No late payment charges will be assessed against the amount in dispute during the period of the dispute. Payment for, or passage of title to, Parts does not constitute acceptance thereof.
7.COST/PRICE MANAGEMENT
7.1Prices. The parties hereby agree that (i) the prices for the Parts shall be set forth in the Regional Agreements (ii) Part pricing will be fixed throughout the term of this agreement with the exception of regional [**] adjustments. The parties agree that:

(a)It is the intention of the parties to create a fair standardization around commodity price changes. The parties agree that the Regional Agreement terms will govern material adjustments for Parts. The parties will review and adjust raw materials prices quarterly or as set forth in a Regional Agreement. Except as otherwise specified in the Regional Agreement, any price adjustments for raw materials in accordance with Regional Agreement terms will be reviewed and implemented by the parties pursuant to the following schedule during each year of this Agreement:
•Review period: Dec, Jan, Feb. Submission date Mar 1st, implementation date April 1st
•Review period: Mar, Apr, May. Submission date Jun 1st, implementation date July 1st
•Review period: Jun, Jul, Aug. Submission date Sept 1st, implementation date October 1st
•Review period: Sept, Oct, Nov. Submission date Dec 1st, implementation date January 1st
7.2Titan Raw Material Inventory: [**]
7.3Cost Reduction Activities. Cost reduction activities will be tracked using the John Deere Cost Reduction Opportunity Process (“JD CROP”).
7.4Prototype Part Prices. The price charged by Supplier to Deere for pre-production parts (i.e. prototype, test, or sample parts) shall not exceed [**]
7.5Service Part Prices. Service part prices will be the same as production Part prices on all new product as long as the item is in current production and there are no additional requirements such as special packaging or value-added activities. Supplier agrees to maintain the production pricing for a period of [**] after Parts move from production to service only. Subsequent to that time, prices for Parts that move from production to service only will be negotiated on an individual basis at the time of transition.
7.6Supplier Development Team Program. Supplier agrees to participate in the Deere Supplier Development Team Program to reduce the cost of Parts supplied to Deere. [**]
8. PERFORMANCE INDICATORS [**]
9.NEW BUSINESS
Deere agrees to negotiate with Supplier in good faith with regard to placing new production business for Deere with Supplier if, in Deere’s opinion, Supplier is competitive in price, performance, program management, timing, delivery, reliability, technology and quality with other manufacturers of any such parts. [**] Tooling and production lead times shall also be specified in the quotation. Nothing in this section is to be construed as an obligation on the part of Deere to develop or purchase any parts other than those Parts covered by this Agreement. Supplier will submit a complete John Deere Part Quotation form for all new and newly quoted parts.

[**]
10.QUALITY
10.1Quality System. Supplier agrees to maintain an acceptable quality system as defined by John Deere Standard G223, “Supplier Quality Manual.”
10.2Discrepant Material. Deere will notify Supplier of any discrepant material. Supplier will instruct Deere to scrap, rework or return rejected materials. [**] Prior to disposition, discrepant material will be available, for a reasonable time, for inspection and sorting by Supplier.
10.3Deere Standards and Specifications. Supplier agrees to comply with all applicable Deere standards and specifications, which may be found at https://jdsn.deere.com. In the event any changes to Deere standards and specifications result in Supplier incurring additional costs including but not limited to costs for product inspection, testing or validation, Titan reserves the right to change commercial requirements for the affected Part(s).
11.SHIPMENT AND PACKAGING
11.1Title to Parts. Title to Parts. Title and risk of loss to Parts shall pass to Deere contemporaneously, consistent with the Incoterm® identified in the applicable Regional Agreement.
11.2Packaging Specifications. Supplier shall deliver all Parts in packaging that complies with Deere’s packaging specifications and other special packaging requirements. Deere is responsible for conveying Part packaging specifications to Supplier.
11.3Service Parts Identification. Supplier will paint if required, decal if required, protection-pack service parts and will identify them with service parts numbers in accordance with Deere specifications. Supplier will also identify the Parts with country source of origin (manufacturing country) in accordance with Deere’s directions. This will be done on an ongoing basis by Supplier. Parts not identified and packaged per request will be returned “Defective Parts” per Defective Parts Return clause.
11.4Returnable Containers. If Deere requires returnable containers, container and transportation costs will be negotiated in good faith between Deere and Supplier. If Deere and Supplier agree that returnable containers are not available when Supplier needs to ship Parts and Supplier ships in disposable packaging, Deere agrees to pay the additional cost of such packaging and additional labor as negotiated.
12.SERVICE PARTS AVAILABILITY
12.1One-Time Buy. Upon termination or expiration of this Agreement or any Regional Agreement, Deere shall have the opportunity for a one-time buy of Parts to fulfill such service and replacement requirements as deemed appropriate by Deere. Deere and Supplier shall negotiate in good faith with respect to this Section.

12.2Capability. Supplier will maintain the capability, including tool maintenance, to provide interchangeable parts and components for a period of no less than [**] from the last date the Parts are supplied to Deere for production. This obligation shall not be affected by the termination of the Agreement and shall extend to the service parts made to Supplier’s special design or from tools and dies owned by Supplier and to service parts manufactured by Supplier. This provision shall not extend to standard commercial service parts purchased by Supplier from outside sources.
13.REIMBURSEMENT FOR NON-PERFORMANCE BY SUPPLIER
13.1Lead Times. Deere acknowledges the importance of providing quoted lead times to Supplier’s ability to provide on-time delivery. Supplier will not be held responsible for meeting delivery dates on firm orders placed inside quoted lead times. Deere will advise Supplier as soon as possible of any potential order cancellations within quoted lead times. The parties will use their best efforts to avoid building any unnecessary inventory. Deere will be responsible for finished Parts and raw castings that have already been manufactured or purchased to meet previous commitments. [**]
13.2Anticipated Labor Dispute. Supplier shall promptly notify Deere in writing of any anticipated labor dispute, labor shortage or any other labor performance interruption, and Supplier shall arrange, at Deere’s option and at locations acceptable to Deere, for advance deliveries or warehousing of a supply of Parts.
13.3Freight Carriers and Freight Costs. Supplier agrees to use only freight carriers for finished Parts specified in writing by Deere. Prior to shipment, Deere must approve in writing any other carriers to be used. In emergency line down or flash order situations, Supplier has the authority to use alternate carriers to ensure timely shipment.
13.4Delivery of Service Parts. Supplier agrees to ship service Parts to Deere’s normal distribution warehouse as required by Deere’s distribution network. Supplier and Deere agree to work together to develop a controlled service part delivery program to avoid service parts shortage problems as well as unnecessary obsolescence. Supplier agrees to accept order cancellations within lead time whenever possible to minimize obsolete inventory.
13.5Premium Freight Charges. Premium freight costs will be administered in accordance with lead-time parameters. [**]
14.INTELLECTUAL PROPERTY
Ownership of Intellectual Property. Supplier owns and shall retain all right, title and interest in and to any Supplier’s Intellectual Property and shall not be deemed to transfer or license any Supplier’s Intellectual Property for any purpose under or in connection with this Agreement. Deere owns and shall retain all right, title and interest in and to any Deere’s Intellectual Property and shall not be deemed to transfer or license any Deere’s Intellectual Property for any purpose under or in connection with this Agreement.
Prohibition of Use of Deere Name and Trademarks. Supplier shall not use the name of Deere & Company, Deere, John Deere, any Affiliates or derivations, trademarks, trade dress, logos or the equivalent thereof in advertising or sales materials or in any other manner whatsoever without prior express written approval of Deere. Such prohibition includes, without limitation, the following:
(a)Supplier shall not refer to the existence of this Agreement without Deere’s prior express written approval;
(b)Supplier is allowed to use the name Deere strictly pursuant to meeting Supplier’s unilateral disclosure obligations imposed by regulatory bodies, such as the SEC;
(c)Supplier is not allowed to make any statement or representation whatsoever regarding Deere’s opinion of Supplier’s company, product or services without Deere’s prior express written approval; and
(d)If Deere provides prior express written approval for the use of its name, Deere further reserves the right to revoke the right to use its names at any time.
15.CONFIDENTIALITY; NETWORK ACCESS
15.1Confidentiality Agreement. Supplier has entered into a confidentiality agreement with Deere dated April 20, 2021 (the “Confidentiality Agreement”). The terms of the Confidentiality Agreement are incorporated herein and govern all aspects of the relationship among Deere, Deere Affiliates, and Supplier that are subject to this Agreement. In the event a separate confidentiality agreement has not been executed by the parties, or if the Confidentiality Agreement does not encompass the terms of this Agreement, has expired, or is determined to be invalid or unenforceable, the provisions shall be binding among Supplier, Deere and Deere Affiliates.
15.2Network Access. If Supplier has network access, the following sections apply.
15.2.1Supplier Access. If Deere provides Supplier’s employees with access to Deere’s computer network (the “Network”) and Supplier’s employees are issued one or more Network identifications (“Network IDs”) and passwords in connection therewith, Supplier acknowledges and agrees that Supplier and its employees will be bound by the provisions of this section (Network Access). All references to Supplier in this section (Network Access) include Supplier’s employees. Supplier acknowledges and agrees that Supplier is jointly and severally liable for all of its employees’ obligations under this Agreement, including, without limitation, obligations under this section.
15.2.2Agreement for Network Access. Supplier agrees that each of its employees who are given access to the Network shall sign or acknowledge Deere’s agreement for third party access to the Network through a signed written agreement, “click wrap” or other electronic agreement acceptance format acceptable to Deere in its sole discretion.
15.2.3Security. Supplier shall not divulge any Network ID or password or any information regarding the Network provided to them including, without limitation, the Network topology, configuration, and/or security systems to any third parties. Supplier and its employees shall comply with Deere’s policies and procedures relating to access and use of the Network as published from time to time by Deere and made available to Supplier, including, but not limited to, access of the Internet through the Network, encryption, user identification, e-mail, treatment of Proprietary Information and accessing certain categories of information, and security measures. Supplier and its employees shall not perform any acts that may circumvent or defeat any such policies or measures.
15.2.4Password Accountability. Supplier is responsible to ensure that no unauthorized persons are using Network IDs and passwords assigned to Supplier and its employees. If Supplier becomes aware that any party has obtained unauthorized access to the Network from Supplier’s connection to the Network, or if any Supplier employee who has been provided access to the Network ceases employment with Supplier, Supplier shall promptly notify Deere upon Supplier becoming aware of the occurrence. Deere may, in its sole discretion, deactivate or change Network IDs and/or passwords and take whatever other steps it believes are reasonably necessary to protect Deere. In addition to any other remedies Deere has in this Agreement, Supplier shall be responsible for any unauthorized use of its Network ID and password due to a wrongful act or a negligent failure to act on the part of Supplier or its employees, including, without limitation, all expense, damage, claims, actions, demands, losses, liabilities and causes of action arising from or relating to such unauthorized use.
15.2.5Monitoring of Network Usage. The use of the Network by Supplier and its employees, including, but not limited to, transmissions to and from the Internet through the Network, e-mail usage, and use of Network and Internet tools and facilities, may and will be monitored from time to time. Supplier shall not receive any advance notice of any monitoring.
15.2.6Termination of Access. At the expiration or termination of the business relationship between Deere and Supplier, Supplier and its employees shall cease all use of the Network except as expressly approved by Deere. Failure by Deere to deactivate Network IDs and/or passwords shall not be construed as such approval.
16DISPUTE RESOLUTION
16.1Negotiation. Except where injunctive relief is sought, each party shall attempt in good faith to resolve any controversy, claim or dispute of whatever nature arising out of or relating to this Agreement or the breach, termination, enforceability or validity thereof (“Dispute”) promptly by negotiation between executives or managers who have authority to settle the Dispute and who are at a higher level of management within each of the parties’ organizations than the parties’ appointed contract managers. Each party shall provide the other with all information and documentation relied upon by the party to substantiate its position with respect to the Dispute.
16.2Mediation. If the Dispute has not been resolved through negotiation within thirty (30) business days of the initiation thereof, the parties shall make a good faith attempt to settle the Dispute by mediation conducted by a mutually agreeable mediator in a mutually agreed upon location.

16.3Other Legal and Equitable Remedies. If the parties are unable to resolve a Dispute involving one Regional Agreement using the mechanisms described in Section 16.1 and 16.2, then either party is entitled to pursue all legal and equitable remedies.
16.4Arbitration. If the Dispute involves more than one Regional Agreement, and the parties are unable to resolve the dispute under Section 16.1, then it shall be referred to the American Arbitration Association (AAA) and decided in accordance with the UNCITRAL Arbitration Rules and pursuant to the law provided for in this Agreement. An Arbitrator shall be appointed by the AAA with proceedings held in the United States of America and in the English language. Confidential treatment is required by the parties, arbitrators and administrators of the arbitration process, including documents produced or used in the arbitration, as well as the requirement of privacy of all arbitral hearings. The parties each agree to use their best efforts to expedite the arbitration proceedings so that a conclusion is reached and an award rendered within a six (6) month time period, as may be agreed to by the arbitrator. Both parties expressly agree that the arbitrators are not empowered or authorized to award damages in excess of compensatory damages. The parties agree that a judgment may be immediately entered upon the award and enforced. The rights and obligations of the parties under this Section survive the termination and expiration of this Agreement. Without violating this Section, either Party may apply to a court of competent jurisdiction for immediate equitable relief pending the arbitration proceedings.
17GENERAL
17.1Assignment or Subcontracting. Supplier shall not assign any rights, delegate any duties or subcontract any work under this Agreement without Deere’s prior written consent (which consent Deere may grant or withhold in Deere’s sole and absolute discretion), and that any attempt to do so is void and has no effect. No assignment shall relieve the assigning party of its obligations under this Agreement.
17.2Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
17.3Translations. This Agreement and the Regional Agreements have been prepared and agreed to in English. If any translations into a language other than English are made, and there is any inconsistency between a translated version and the English version, all parties agree that English version shall prevail.
17.4Notices. Any notice required or permitted under this Agreement is to be given in writing and is deemed effectively given: (a) upon personal delivery to the party to be notified; (b) upon confirmation of receipt by fax by the party to be notified; or, (c) deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in this section and upon confirmation of delivery by said courier. All notices required to be given to a party under this Agreement are to be delivered to the following addresses, or any other addresses designated by the parties by notices delivered in accordance with this section:

If to Supplier:	Tom Beck Titan VP OEM Sales 2701 Spruce St, Quincy, Illinois 62301-3477
With a required copy to:	Michael G. Troyanovich General Counsel 2701 Spruce St Quincy, Illinois 62301-3477
If to Deere:	Cedric Ragins Supply Base Manager 3400 80th Street Moline, IL 61265-5884
17.5No Waiver. The failure of a party to enforce a provision, exercise a right or pursue a default of this Agreement shall not be considered a waiver. The express waiver of a provision is to be effective only in the specific instance, and as to the specific purpose, for which it was given.
17.6Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect so long as the essential terms and conditions of this Agreement reflect the original intent of the parties and remain valid, legal and enforceable.
17.7Section Headings and Captions. The section headings and captions contained in this Agreement are for convenience only and do not affect the construction or interpretation of any provision of this Agreement.
17.8Construction. This Agreement is the result of arm’s length negotiations between the parties and each of the parties has agreed to the use of the particular language in this Agreement. The parties further acknowledge that any questions of doubtful or unclear interpretation are not to be resolved by any rule or interpretation against the drafters, and that each party has participated in drafting this Agreement. Accordingly, this Agreement is to be construed without regard to the party or parties responsible for its drafting or preparation.
17.9Force Majeure. Neither party is to be liable to the other party for any failure or delay caused by or attributable to Force Majeure. “Force Majeure” means any act or event, whether foreseen or unforeseen, that meets all three of the following tests:
a)    The act or event prevents either party, in whole or in part, from
b)    performing its obligations under this Agreement; or
c)    satisfying any conditions to the other party’s obligations under this Agreement.
d)    The act or event is beyond the reasonable control of and not the fault of the party.
e)    The party has been unable to avoid or overcome the act or event by the exercise of due diligence.

Force Majeure includes, but is not limited to, events attributable to an act of God, fire, hurricane, flood, storm, natural disaster, explosion, epidemic, pandemic, riot, any terrorist act, any act of war (whether or not declared), any order or direction of any government, government authority or agency, or other similar authority exercising de facto sovereignty for the time being in any relevant jurisdiction, including by way of example, but not of limitation, any embargo or restriction upon shipping or transport, imposition of a ban on imports or exports, trade restrictions, declaration of an international, national, regional or local emergency, imposition of a travel ban, or quarantine. Force Majeure excludes economic hardship, labor strikes or shortages, changes in market conditions, insufficiency of funds, and also excludes, except to the extent expressly set forth above, any regulatory, judicial or legislative action, including, without limitation, changes in the law, court orders or administrative rulings, provided that such laws, rulings and regulations do not have a particular relationship to Deere or its subsidiaries and affiliates.
17.10Counterparts. This Agreement may be executed in counterparts and delivered to each of the parties by facsimile or other electronic transmission. Each such counterpart is deemed an original instrument, but all such counterparts taken together constitute one and the same agreement.
17.11Remedies. Unless stated otherwise, all remedies provided for in this Agreement are to be cumulative and in addition to, and not in lieu of, any other remedies available to either party at law, in equity or otherwise.
17.12Survival. Upon termination of this Agreement for any reason, any section that by its nature should survive this Agreement will survive and continue in effect and be binding upon the parties.
17.13Non-Agency. Nothing in this Agreement, and no conduct, communication, trade practices, or course of dealing, shall be interpreted or deemed to create any partnership, joint venture, association, agency, syndicate, or fiduciary relationship between the parties or their subsidiaries or affiliates. Nothing in this Agreement gives either party the right, power, or authority to make any statements, commitments, or agreements that bind the other party.
17.14Entire Agreement. This Agreement, including all schedules and other exhibits, constitutes the complete and exclusive statement of the Agreement between Supplier and Deere and supersedes all prior oral or written proposals, prior Agreements and other prior communications between the parties, concerning the subject matter of this Agreement. No amendment, waiver or modification of this Agreement is binding unless it is in a writing that explicitly references this Agreement and is signed by authorized representatives of both parties.
17.15Signatures. Facsimiles, photocopies or other electronic reproductions or copies of original signatures are deemed as legally enforceable as the originals thereof.

The parties are signing this Agreement as of the Effective Date.

Deere & Company

(signature)     /s/ Cedric Ragins
        Contract Originator
(print name)     Cedric Ragins
(dated signed)     6/12/022

(signature)     /s/ Marco Castor
        Manager
(print name)     Marco Castor
(dated signed)     6/13/2022

(signature)     /s/ Volker Graeff
(print name)     Volker Graeff
(dated signed)     6/13/2022

(signature)     /s/ Wallas Wiggins
(print name)     Wallas Wiggins
(dated signed)     6/13/2022
Titan International Inc. TITAN TIRE CORP (signature) /s/ Paul Reitz (print name) Paul Reitz (dated signed) 6/12/2022